Exhibit 15.1

September 11, 2019

U.S. Ecology, Inc.

101 S. Capitol Blvd., Suite 1000

Boise, Idaho 83702

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of U.S. Ecology, Inc. and subsidiaries for the three-month periods ended March 31, 2019 and 2018, and have issued our report dated May 6, 2019, and for the three- and six-month periods ended June 30, 2019 and 2018, and have issued our report dated August 5, 2019. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, are incorporated by reference in Amendment No. 2 to Registration Statement No. 333-232930 on Form S-4 of U.S. Ecology Parent, Inc.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/S/ DELOITTE & TOUCHE LLP

Boise, Idaho